Exhibit 10.1

CONTRACT A
Handelsbanken	SUPPLEMENTARY OVERDRAFT FACILITY
Branch	For purposes other than Facility no.
Frölunda Torg/6686	personal consumption

	Name	Civic reg. no./Business org. no.
Borrower	MOBITEC AKTIEBOLAG	556546-6793

Normal over-	Amount granted	Contract date
draft facility	12,000,000.00	2011-02-25

Amount of	SEK (in words)
supplemen-	SEVEN MILLION KRONOR
tary facility	SEK (in figures)
7,000,000.00

Overdraft period	As from - to, inclusive (year, month, day) 2011-11-01 - 2012-01-31	In accordance with section 8 of the “General Terms” for the facility, the Bank can suspend utilisation of the facility during the overdraft period and/or terminate the facility.

Interest	Utilisation interest rate, currently % The interest rate is subject to special terms relating to money market accounts STIBOR T/N + 4.2	Contract interest rate currently % 0.50	The interest is payable as contract interest on the full overdraft amount and as utilisation interest on the borrower’s debt. Contract interest is payable in advance at the commencement of the facility period.

Due dates for utilisation interest every (month, day)
12,31

The Bank’s undertaking	In addition to the above-mentioned normal overdraft facility, Svenska Handelsbanken AB (publ) allows the borrower to utilise a supplementary overdraft facility up to the above-mentioned facility amount on the terms and conditions set out in this contract.

The borrower’s undertaking	The Borrower shall comply with the terms and conditions of this contract, some of which are set out in the “General terms” for the facility. On expiry of the agreed overdraft period, the borrower shall immediately repay his/her debt pursuant to the contract. When the borrower’s right to utilise the normal overdraft facility and/or supplementary facility has expired, the borrower must immediately return unused cheques and any other instruments used for operation of the account.

Signature	I/We confirm that I/we have read all pages of the contract including the “General terms” for the facility.

Date	Date

19/10/2011	19/10/2011

Borrower	Svenska Handelsbanken AB (publ)

/s/ Agne Axelsson	/s/ G. Synnergren

Mobitec AB	/s/ Patrik Niklasson
Date            Initials
Documents in order

Handelsbanken
GENERAL TERMS CONTRACT A — Supplementary credit for purposes other than personal consumption, applying from 21 December 2009
1.	General terms for accounts held with Handelsbanken

The borrower disposes of the account in accordance with the terms applying to the account to which the overdraft facility is linked. The Bank may withdraw funds from the account if the borrower has ordered this or has approved that the account may be debited.

The Bank may also debit the account with amounts corresponding to interest, charges and costs which are associated with the account. In addition, the Bank may debit the account with amounts corresponding to charges, costs and outlays for orders effected on behalf of the borrower and for payment of other due claims which the Bank has on the borrower.

When the Bank is entitled to debit the account as stated in the previous paragraph, this may also be done as at a day which is a public holiday or equivalent day. It is the duty of the borrower to ensure that a sufficiently large amount is available on the account when the debit occurs. If the borrower dies during the contract period, the estate of the deceased may not increase the debt on the account without the consent of the Bank.

2.	Interest

The borrower shall pay utilisation interest to the Bank at an annual rate computed on the overdraft amount outstanding at any time, plus contract interest on the granted overdraft amount. The utilisation interest is calculated at the interest rate and on the grounds which the Bank applies to this type of facility from time to time. The interest rates applying when the facility was provided are set out in the contract. If different interest rates are applied for utilisation interest in different ranges of the overdraft amount, this is indicated on page one with the interest rates applying when the contract was entered into.

In the event of an extension of the facility, additional contract interest is payable for each period of extension, this being payable in advance for the period concerned.

The borrower is liable for contract interest for the period until the end of the overdraft period set out in the contract, without any obligation for the Bank to make a refund if the contract should be terminated before then.

3.	Overdrafts

If the borrower’s debt to the Bank under this contract exceeds the amount granted, the borrower shall upon demand pay the difference. In this case, the borrower shall also pay interest on the overdrawn amount at the rate and on the grounds applied by the Bank at any time, as well as an unauthorised overdraft fee as set out in section 5 below.

Unauthorised overdrafts also entitle the Bank to terminate the facility for repayment and/or suspend utilisation of the facility in advance. In this case the provisions in section 8 will apply.

4.	Penalty interest

If payment of principal, interest and/or charges is not effected when due, the borrower shall pay special annual penalty interest on the overdue amount until payment is made. On amounts not overdue, the usual interest rate continues to apply.

Penalty interest is calculated at the utilisation interest rate applying to the facility, plus five percentage points or, when the entire facility is overdue, one percentage point.

5.	Charges and costs

The account is subject to charges according to the terms generally applied from time to time by the Bank. Particulars of cur- rent charges are available at any of the Bank’s branches.

The borrower shall reimburse the Bank for the costs and work associated with obtaining, maintaining and utilising the security agreed upon, as well as with the lodging of proof and collection of the Bank’s claim on the borrower or on any other party liable for payment thereof. The Bank’s written payment reminders shall thus also be reimbursed.

6.	Order of debt settlement

When payment is made, the Bank is entitled to deduct the charges, costs and interest due on the facility before settling the principal amount.

7.	Facility period

The facility period for the supplementary overdraft facility is set out in the contract and will not be extended. If the Bank does not grant an extension of the normal overdraft facility or if the normal overdraft facility is terminated for payment in advance, the supplementary overdraft facility shall be due for payment at the same time as the normal overdraft facility irrespective of whether the agreed facility period for the supplementary overdraft facility is longer or the supplementary overdraft facility has not been subject to separate notice of termination.

8.	The Bank’s right to terminate the facility and/or suspend utilisation of the facility

The Bank may terminate the facility for payment immediately or at any time determined by the Bank and suspend utilisation of the overdraft facility, if any of the following circumstances should apply:
•	the borrower has failed to meet his obligations under this contract or otherwise to the Bank,

•	the borrower has used the account improperly in a manner set out under Section 3,

•	the collateral for the loan or for other obligations of the borrower towards the Bank is no longer satisfactory,

•	there is reasonable cause to assume that the borrower will not meet his payment obligations to the Bank.
If any of the circumstances set out above are present, the Bank is entitled, regardless of whether termination has been made, to immediately suspend the right to utilise the facility further.

If the Bank has terminated the facility in accordance with this section, the borrower shall immediately return unused cheques and other instruments for operating the account.

9.	Closing bill and refund

When the agreed overdraft period has expired or when the facility is payable in advance pursuant to section 3, 7 or 8, the Bank shall prepare a closing bill.

The borrower must immediately pay the debt according to the closing bill.

10.	Definition of a pledge, etc.

‘Pledge’ also refers to property that is included in a floating charge on assets. The term ‘pledger’ also refers to an assignor of floating charge, ‘pledging’ also refers to assignment of the floating charge and ‘pledge deed’ also refers to deeds associated with a floating charge and pledge claims.

11.	The Bank’s right to sell pledged financial instruments

If the security for the loan consists in full or in part of financial instruments and if the value for borrowing purposes assigned by the Bank declines, implying that the security is no longer satisfactory, the borrower must at the request of the Bank immediately provide additional security. If such security is not provided, or if the Bank is unable to contact the borrower within a reasonable period of time, the Bank has the right, but not the obligation, to sell the required portion of the financial instruments. The proceeds shall be deposited to an interest-bearing account and continue to constitute a pledge for the loan. That which is stated above does not restrict the Bank’s right to terminate the facility for immediate payment in accordance with section 8 and/or the right to immediately suspend utilisation of the facility in accordance with section 8.

12.	Right of guarantor and pledger to prevent extension of overdraft period

A guarantor is not entitled to terminate his guarantee and a pledger may not revoke his mortgage.

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However, any guarantor or pledger may separately, not later than six weeks before the due date of the facility, request in writing that the Bank shall not extend the facility. Such request may imply that the guarantor becomes forced to pay by virtue of his guarantee, or that the Bank utilises a pledge.

If the Bank within the period set out in the preceding paragraph has received a request that the facility shall not be extended but nevertheless extends the facility, the guarantee or pledge provided by the party making such request ceases to be valid. This does not apply, however, if the Bank, due to the borrower’s negligence, before expiry of the aforementioned time period, has commenced legal proceedings against the party who has opposed an extension or has commenced negotiation with this party concerning the guarantee commitment or pledge.

13.	Sequence of utilisation of security

If the borrower fails to meet his obligations under the contract, the Bank may determine the sequence in which the securities (pledges, guarantees, etc.) shall be utilised.

14.	General right of pledge

Property pledged by the borrower in this contract shall also constitute security for any other obligations towards the Bank for which the borrower is or may in the future be liable, in his capacity as borrower, principal, account holder, guarantor or otherwise as customer of the Bank. Such other obligation must have arisen before the borrower’s obligations under this contract have been met. The Bank shall determine in which order the obligations are to be settled out of the proceeds of the pledge. However, account must be taken of the right of guarantors according to section 22.

Property thus pledged shall not, however, by reason of the pledge, constitute security for the borrower’s obligations on account of bills of exchange which have been discounted, or which may be discounted at the Bank by a third party, unless they concern the renewal of bills, or have otherwise replaced bills originally discounted by the borrower. Neither shall the property thus pledged secure any other claims on the borrower which the Bank has acquired or may acquire from a third party.

15.	Yield on property pledged

Yield and all other rights based on the pledge are also covered by the pledging and constitute a pledge. Thus, the pledging of shares, for example, includes the right of the Bank to participate in bonus issues, new issues and other issues for which the shares qualify. As stated in section 16, the Bank is, however, not liable for ensuring that such rights are safeguarded. Where this nevertheless occurs, the Bank is accountable to the pledger.

16.	Safeguard by the Bank of the pledge

The Bank has a duty to take good care of the pledge.

Where appropriate, the Bank shall renew limitation periods and lodge proof of claim in case of summons of unknown creditors and also in bankruptcies, where the pledger so requests after commencement of the bankruptcy. Where announcement has been made regarding the cancellation of a pledged document, the Bank shall give notice that it holds the document. However, the Bank is not obliged to take any of these measures regarding certificates of claim consisting of coupons or which are intended for the open market, such as bonds, or to which Swedish law does not apply.

The Bank is not obliged to maintain personal liability for payment in respect of mortgaged instruments of debt.

The Bank’s safeguard of the pledge does not extend beyond what has been stated above. Thus the Bank is not, for example, as far as securities are concerned, obliged to collect dividends and interest or observe the pledger’s rights in connection with issues, exchanges of shares, conversions, distributions of net assets, etc.

17.	How a pledge may be utilised by the Bank

The Bank may utilise a pledge as the Bank deems fit. In this respect, the Bank shall proceed with care and, where possible and if in the opinion of the Bank it can be accomplished without prejudice to the Bank, notify the pledger to this effect in advance.

When applying the above, a financial instrument can be sold in a different way than on a market where the instrument is registered or is normally traded.

If the pledge consists of funds deposited in an account with the Bank, the Bank may immediately debit the account in reimbursement of the amount due, without informing the pledger in advance.

Should the pledge consist of an instrument of debt for which the pledger is liable personally or with certain property, the instrument is, with respect to the pledger, due for payment on demand, regardless of the due date stipulated in the instrument.

18.	The Bank’s right to sign on behalf of the pledger

Through his pledging, the pledger authorises the Bank, or anyone appointed by the Bank, to sign on behalf of the pledger, where this is necessary in order to safeguard the Bank’s right of pledge. This authorisation may not be revoked as long as the pledging is in force.

19.	Release of pledge

The Bank may release pledges without being bound to observe any right to the pledge which may accrue to a guarantor who has made payment to a party other than the Bank by virtue of his guarantee.

20.	Transfer of unpledged deeds of mortgage

When the Bank no longer holds the pledge and has not been informed of a new pledge-holder or received a request that a written deed of mortgage shall be issued, the Bank is entitled to transfer an electronic deed of mortgage to the National Land Survey’s register of mortgages for which no other mortgage-holder is registered, known as the Public Archive.

21.	Payment by the guarantor

If a guarantor makes payment to the Bank on account of his guarantee, he shall specifically notify the Bank that he is paying in his capacity as guarantor and request that this fact be noted by the Bank.

22.	Guarantor’s right to pledges

If a guarantee has been signed on this contract, the following shall apply with regard to the guarantor’s right to pledges in this contract by the borrower alone or jointly with another:

The pledge shall constitute security for the guarantor’s claim for recourse against the borrower to the extent that it is not utilised by the Bank for the borrower’s obligations under this contract. When the pledge constitutes security for the right of recourse of several guarantors, they shall have rights to the pledge in proportion to the right of recourse of each of them, unless they agree otherwise.

In relation to the Bank, a guarantor is not entitled to any other property which has been pledged to the Bank by the borrower or another party.

The Bank may release yield from the pledge which is not required for payment of amounts due under this contract, without thereby reducing the liability of any guarantor.

23.	How the pledge may be utilised for a guarantor’s right of recourse

Where a guarantor has made payment to the Bank by virtue of his guarantee, he may exercise his right to a pledge under section 22 only when the Bank has received payment in full for its claim under this contract. If the guarantor wishes to exercise this right, the Bank is entitled to choose between releasing the pledge to the guarantor or utilising the pledge on behalf of the guarantor. Section 17 shall apply in this connection.

24.	Property pledged by a party other than the borrower

Property pledged on this contract by a party other than the borrower shall constitute security only for the borrower’s obligations under this contract, unless otherwise agreed.

Without any reduction of the Bank’s right to property which a party other than the borrower has pledged on this contract, the Bank is entitled to release property pledged by the borrower or any other party, which has not been pledged on this contract, as well as the yield on such property. The Bank is also entitled to release the yield on property pledged on this contract by the

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borrower or any other party, if the yield is due for payment but is not required to cover interest or costs due under the contract.

25.	Cancellation of the contract

The contract will be cancelled one month after the overdraft has been repaid in full, unless the borrower has asked in advance for it to be returned.

26.	Insurance

Property which constitutes security for the Bank’s claim shall be satisfactorily insured.

If the borrower fails to show proof that insurance as prescribed above is in force, the Bank shall be entitled to arrange for such insurance at the borrower’s expense.

27.	Processing of personal data

Personal data submitted in connection with a credit application or otherwise registered in connection with processing or administration of this credit will be subject to such processing in computer systems at the Bank as required by the credit agreement. This includes information about contacts between the borrower and the Bank.

This promissory note contains special information on the processing of data for credit references.

The personal data is also used for marketing and customer research, business and methods development and risk management in the Handelsbanken Group. Risk management also involves processing information on the borrower and loans to assess the quality of loans for purposes of capital adequacy.

The personal data is also used for marketing purposes, unless the borrower has requested a block on direct advertising from the Bank. The processing of personal data can — within the framework of current bank confidentiality regulations — take place with other Group companies and other companies with whom the Bank collaborates in its operations.

If the borrower requires information about the personal data about him/her which is being processed by the Bank, the borrower can request this in writing from his/her branch of the Bank. Requests to correct incomplete or incorrect personal data can be made at the Bank branch or sent to Handelsbanken, Central auditing department, SE-106 70 Stockholm, Sweden.

The above statements regarding borrowers also apply to guarantors, if any, or pledgers other than the borrower.

28.	Notices, etc.

The borrower, guarantors and pledgers shall notify the Bank of any changes of address, telephone number or fax number.

Registered letters regarding the overdraft facility which the Bank has forwarded to any of the parties mentioned above shall be deemed to have reached the addressee not later than on the seventh day after despatch if the letter has been sent to the address which is known to the Bank.

Notices sent by fax shall be deemed to have reached the addressee no later than the next business day if the fax message was sent to a number which the addressee has submitted to the Bank. A business day is a day other than a Sunday, public holiday, Saturday, Midsummer’s Eve, Christmas Eve or New Year’s Eve.

These provisions do not apply to notices renewing periods of limitation.

29.	Limitation of the Bank’s liability

The Bank shall not be held responsible for any loss or damage resulting from a legal enactment (Swedish or foreign), the intervention of a public authority (Swedish or foreign), an act of war, a strike, a blockade, a boycott, a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts applies even if the Bank itself is subjected to such measures or takes such measures.

Any damage which occurs in other circumstances shall not be compensated by the Bank, provided the Bank has exercised normal standards of care. The Bank shall in no case be liable for indirect damage.

Where a circumstance as referred to in the first paragraph should prevent the Bank from making a payment or taking other measures, such payment or measures may be postponed until the obstacle no longer exists. In the event of a postponement of payment the Bank shall, if it is committed to pay interest, pay such interest at the interest rate prevailing on the due date for the postponed payment. Where the Bank is not committed to pay interest, the Bank shall not be obliged to pay interest at a higher rate than the prevailing reference rate of Sveriges Riks-bank pursuant to the Section 9 of the Interest Act (1975:635), plus two percentage points. Where a circumstance as referred to in the first paragraph should prevent the Bank from receiving payments, the Bank shall, as long as the obstacle exists, be entitled to interest only on the terms prevailing on the due date of the payment.